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                                                                       Exhibit 1
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Security Benefit Life Insurance Company                700 SW Harrison St.
Security Benefit Group, Inc.                           Topeka, Kansas 66636-0001
Security Distributors, Inc.                            (913) 295-3000
Security Management Company


February 26, 1997

Security Benefit Life Insurance Company
700 Harrison
Topeka, KS 66636-0001

Dear Sir or Madam:

This letter is with reference to the Rule 24f-2 Notice for the SBL Variable Annuity Account V and VI (Variflex), File No. 2-89328 of which Security Benefit Life Insurance Company (hereinafter called "SBL") is the Depositor. Said Notice is being filed with the Securities and Exchange Commission for the purpose of making definite in amount the Variable Annuity contracts administered within and by means of SBL Variable Annuity Account V and VI (Variflex) which were sold pursuant to an indefinite registration.

I have examined the Articles of Incorporation and bylaws of SBL, minutes of meetings of its Board of Directors and other records, and pertinent provisions of the Kansas insurance laws, together with applicable certificates of public officials and other documents which I have deemed relevant. Based on the foregoing, it is my opinion that:

1. SBL is duly organized and validly existing as a mutual life insurance company under the laws of the State of Kansas.

2. SBL Variable Annuity Account V and VI (Variflex) has been validly created as a Separate Account in accordance with the pertinent provisions of the insurance laws of Kansas.

3. SBL has the power, and has validly and legally exercised it, to create and issue the Variable Annuity contracts which are administered within and by means of SBL Variable Annuity Account V and VI (Variflex).

4. The amount of variable annuity policies sold pursuant to the indefinite registration are fully enforceable in accordance with the terms by their respective holders providing said contracts were issued for the consideration set forth therein and evidenced by appropriate policies and certificates.

I hereby consent to the inclusion in said Rule 24f-2 Notice of my foregoing opinion to be filed as Exhibit 1 thereto.

Respectfully submitted,

AMY J. LEE

AMY J. LEE
Vice President, Associate General
Counsel and Assistant Secretary
Security Benefit Life Insurance Company